Exhibit 99.2

San Jose, Calif.– November 6, 2023 – Adeia Inc. (Nasdaq: ADEA) today announced that veteran intellectual property (IP) attorney and advisor, Phyllis Turner-Brim, joined its board of directors on Friday, November 3, 2023.

“Phyllis possesses an IP and business acumen that can only be gained through extensive experience. Her work in the world of IP licensing, as well as her appointments as counsel for some of the largest and most respected corporations in the world, puts her in an ideal position to guide and advise Adeia’s leadership team toward its strategic objectives,” said Paul E. Davis, chief executive officer of Adeia. “Her impressive track record of achievement stems from a keen understanding of IP honed in senior executive roles with major enterprises, including Starbucks and HP, and IP licensing companies like Intellectual Ventures.”

Turner-Brim brings to Adeia a three-decade IP legal career with 15 years of executive experience advising C-suite executives and senior leaders -- including those in Fortune 500 companies -- on issues ranging from strategy and marketing to technology management and IP enforcement. She is widely recognized for elegantly bridging the disciplines of technology, business and law to realize value derived from investments in IP. Turner-Brim is also an astute student of -- and contributor to -- the discourse driving today’s innovation society.

Recently, Turner-Brim took on the role of senior vice president and deputy general counsel, Products, Services and Brand Security at HP Inc. (HP) where she leads legal for HP’s Personal Systems, Print, Workforce Solutions, 3D Print and Incubation business units. Immediately prior, she was HP’s senior vice president and deputy general counsel for Innovation and Brand Protection, where she had global responsibility for HP’s IP function, including strategy, patent development, IP sales and licensing, enforcement, anti-counterfeiting and fraud prevention.

An active and frequent advisor to HP’s C-suite, Turner-Brim is also a member of multiple working groups within the organization, including the Legal, Global Marketing, and the Strategy and Incubation Leadership teams. She also served as the vice president and assistant general counsel at Starbucks and was the legal executive at the intersection of IP and technology. Prior to Starbucks, Turner-Brim was the vice president, chief IP counsel at Intellectual Ventures where she led the teams responsible for outbound licensing, patent acquisitions and IP policy initiatives. She has held similar roles with Intermec Technologies Corp. (now Honeywell), Walmart Stores Inc. and Cabot Microelectronics Corp.

Turner-Brim holds a Bachelor of Science degree in chemical engineering from the Illinois Institute of Technology and a Juris Doctor degree from the University of Cincinnati.

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About Adeia Inc.

Adeia is a leading R&D and intellectual property (IP) licensing company that accelerates the adoption of innovative technologies in the media and semiconductor industries. Adeia’s fundamental innovations underpin technology solutions that are shaping and elevating the future of digital entertainment and electronics. Adeia’s IP portfolios power the connected devices that touch the lives of millions of people around the world every day as they live, work and play. For more, please visit www.adeia.com.

For Information Contact:

Investor Relations

Chris Chaney

IR@adeia.com

Media Relations

Stephanie Stocker

Conveyor Marketing

marketing@adeia.com